Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Laura Wakeley
717-291-2616

	Investor Contact:	Jason Weber
717-327-2394

Fulton Financial Corporation Approves $75 million

Stock Repurchase Program

(November 20, 2018) — LANCASTER, PA. – Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has approved the repurchase of up to $75 million of shares of Fulton’s common stock, or approximately 2.7 percent of Fulton’s outstanding shares, based on the closing price of Fulton’s common stock and the number of shares outstanding on October 31, 2018. This approval expires on December 31, 2019.

Fulton also announced that it repurchased a total of approximately $44.6 million of shares under the $50 million stock repurchase program which was originally announced in October 2015, including approximately $26.1 million of shares repurchased during the fourth quarter of 2018. As of November 19, 2018, approximately $5.4 million of Fulton’s common stock remain authorized for repurchase under that program through December 31, 2018.

As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. These repurchase programs may be discontinued at any time.

Fulton Financial Corporation is a $20 billion financial holding company that operates banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Additional information on Fulton Financial Corporation can be found at www.fult.com.

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